EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-78379, 333-35484, and 333-99251 on Form S-8 and Registration Statement No. 333-91954 on Form S-3, of StanCorp Financial Group, Inc., of our report dated February 27, 2004, appearing in the Annual Report on Form 10-K of StanCorp Financial Group, Inc. for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP

Portland, Oregon

March 4, 2004